Exhibit 99.1

DSP Group, Inc. Reports Second Quarter 2016 Results

Record Quarterly Contribution from New Products of $15.9 million or 44% of Revenues

Second Quarter GAAP EPS of $0.05 and Non-GAAP EPS of $0.11, Exceeding Guidance

LOS ALTOS, Calif., August 1, 2016 - DSP Group®, Inc. (NASDAQ: DSPG), a leading global provider of wireless chipset solutions for converged communications, announced today its results for the second quarter ended June 30, 2016.

Second Quarter Financial Highlights:

●	GAAP and non-GAAP diluted earnings per share of $0.05 and $0.11, respectively
●	Revenues of approximately $36.2 million, above the mid-point of guidance
●	Non-GAAP gross margin of 44.2%, compared to non-GAAP gross margin of 41.1% in the second quarter of 2015
●	Non-GAAP operating income of $2.5 million, compared to non-GAAP operating income of $2.4 million in the second quarter of 2015
●	Non-GAAP net income of $2.6 million, compared to non-GAAP net income of $2.4 million in the second quarter of 2015
●	Generated $9.0 million of cash flow from operations, compared to $7.9 million in the second quarter of 2015
●	Repurchased 132,000 shares for a total consideration of $1.3 million
●	Cash, deposits and marketable securities of $122.7 million as of June 30, 2016

Management Comments:

Commenting on the results, Ofer Elyakim, CEO of DSP Group, stated, “Our second quarter performance reflects record results from new products of $15.9 million, or 44% of total revenues, propelled by market demand for our Mobile and Office/VoIP products. Also, we delivered better than expected non-GAAP gross margins of 44.2%, an expansion of 310 basis points year-over-year and 160 basis points sequentially, driven by record contributions from our new products that continue to capture a greater share of revenue.”

Mr. Elyakim added, “In the third quarter of 2016, we expect sequential revenue growth, led by the continued success of our new product initiatives and sequential improvement in the cordless segment. Our growth and long-term value propositions are now driven by our proven new product initiatives. We are achieving market leadership in Office/VoIP, and HDClear is rapidly gaining recognition as a key technology for voice activation and voice user interface across a range of IoT, audio and mobile devices.”

Second Quarter Product and Market Highlights:

●	Record new product revenues of $15.9 million, a year-over-year increase of 55%
●	Office/VoIP segment revenues of $7.4 million, a year-over-year increase of 42%
●	Mobile/HDClear segment revenues of $4.6 million, 13% of total revenues
●	IoT revenues of $1.3 million, a year-over-year increase of 42%
●	Home gateway revenues of $2.6 million, in line with guidance
●	Secured HDClear design win with a leading OEM for a non-smartphone application
●	Orange selected our DECT/CAT-iq products for its recently-launched home gateway
●	Ball-b selected our ULE SoC for its smart city rodent control metropolitan system
●	Smarte selected our ULE SoCs to power its new smart home product line

Second Quarter GAAP Results:

Revenues for the second quarter of 2016 were $36.2 million, a decrease of 3% from revenues of $37.2 million for the second quarter of 2015. Net income for the second quarter of 2016 was $1.1 million, as compared to net income of $0.7 million for the second quarter of 2015. Basic and diluted earnings per share for the second quarter of 2016 were $0.05, as compared to basic and diluted earnings per share of $0.03, for the second quarter of 2015.

Second Quarter Non-GAAP Results:

Non-GAAP net income and diluted earnings per share for the second quarter of 2016 were $2.6 million and $0.11, respectively, as compared to non-GAAP net income and diluted earnings per share of $2.4 million and $0.10, respectively, for the second quarter of 2015. Non-GAAP net income and earnings per share for the second quarter of 2016 exclude the impact of amortization of acquired intangible assets in the amount of $321,000 associated with the acquisition of BoneTone Communications; equity-based compensation expenses of $1.3 million; and amortization of deferred tax liability related to intangible assets acquired in the BoneTone acquisition in the amount of $80,000. Non-GAAP net income and earnings per share for the second quarter of 2015 exclude the impact of amortization of acquired intangible assets of $321,000 associated with the BoneTone acquisition; equity-based compensation expenses of $1.4 million; and amortization of deferred tax liability related to intangible assets acquired in connection with the BoneTone acquisition in the amount of $85,000.

Earnings Conference Call Details:

DSP Group will discuss its second quarter financial results, along with its outlook and guidance for the third quarter of 2016, on its conference call at 8:30 a.m. ET today, and invites you to listen via our conference call or a live broadcast over the Internet.

Investors may access the conference call by dialing + 1877 280 2342 (domestic US) or +1646 254 3388 (international) approximately 10 minutes prior to the starting time. The password is DSP Group. The broadcast via the Internet can be accessed by all interested parties through the Investor Relations section of DSP Group’s website at www.dspg.com or link to: http://edge.media-server.com/m/p/ktfne8sd

A replay of the conference call will be available for a week following the call. To listen to the session, please dial +1 347 366 9565 (domestic US) or +44(0)20 3427 0598 (international) and enter the company access code: 479321#

Presentation on Non-GAAP Net Income Calculation

The Company believes that the non-GAAP presentation of net income and diluted earnings per share presented in this press release is useful to investors in comparing results for the quarter ended June 30, 2016 to the same period in 2015 because the exclusion of the above noted expenses may provide a more meaningful analysis of the Company’s core operating results. Further, the Company believes it is useful to investors to understand how the expenses associated with equity-based compensation are reflected in its statements of income.

Forward Looking Statements

This press release contains statements that qualify as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, including Mr. Elyakim’s statements regarding sequential revenue growth in the third quarter of 2016 led by new product initiatives, sequential improvement in the cordless segment in the third quarter of 2016 and return to overall year-over-year revenue growth, as well as achieving market leadership in office VoIP and HDClear gaining recognition. The results from these statements may not actually arise as a result of various factors, including the market penetration of new products such as HDClear and in the Office segment; unexpected delays in the commercial launch of new products; seasonality and inventory adjustments in the cordless segment; DSP Group's ability to manage costs; DSP Group’s ability to develop and produce new products at competitive costs and in a timely manner and the ability of such products to achieve broad market acceptance; and general market demand for products that incorporate DSP Group’s technology in the market. These factors and other factors which may affect future operating results or DSP Group’s stock price are discussed under “RISK FACTORS” in the Form 10-K for fiscal 2015, as well as other reports DSP Group has filed with the Securities and Exchange Commission and which are available on DSP Group’s website (www.dspg.com) under Investor Relations. DSP Group assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

About DSP Group

DSP Group®, Inc. (NASDAQ: DSPG) is a leading global provider of wireless chipset solutions for converged communications. Delivering semiconductor system solutions with software and hardware reference designs, DSP Group enables OEMs/ODMs, consumer electronics (CE) manufacturers and service providers to cost-effectively develop new revenue-generating products with fast time to market. At the forefront of semiconductor innovation and operational excellence for over two decades, DSP Group provides a broad portfolio of wireless chipsets integrating DECT/CAT-iq, ULE, Wi-Fi, PSTN, HDClear™, video and VoIP technologies. DSP Group enables converged voice, audio, video and data connectivity across diverse mobile, consumer and enterprise products – from mobile devices, connected multimedia screens, and home automation & security to cordless phones, VoIP systems, and home gateways. Leveraging industry-leading experience and expertise, DSP Group partners with CE manufacturers and service providers to shape the future of converged communications at home, office and on the go. For more information, visit www.dspg.com.

Contact:

DSP Group Inc. Daniel Amir Corporate Vice President, Business Development, Strategy and Investor Relations Work: 1-415-726-5900 Daniel.amir@dspg.com	The Piacente Group | Investor Relations Don Markley, 1-212-481-2050 dspg@thepiacentegroup.com

DSP GROUP, INC.

    CONSOLIDATED STATEMENTS OF INCOME

    (In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$36,164	$37,247	$63,823	$75,282
Cost of revenues	20,279	22,012	36,221	44,512
Gross profit	15,885	15,235	27,602	30,770
Operating expenses:
Research and development, net	9,036	8,855	17,925	17,971
Sales and marketing	3,323	2,974	6,715	6,037
General and administrative	2,275	2,460	4,558	4,981
Amortization of intangible assets	321	321	642	642

Total operating expenses	14,955	14,610	29,840	29,631

Operating income (loss)	930	625	(2,238)	1,139

Financial income, net	273	291	565	626

Income (loss) before taxes on income	1,203	916	(1,673)	1,765

Taxes on income	123	186	160	262

Net income (loss)	$1,080	$730	$(1,833)	$1,503
Net earnings (loss) per share:
Basic	$0.05	$0.03	$(0.08)	$0.07
Diluted	$0.05	$0.03	$(0.08)	$0.06

Weighted average number of shares used in per share computations of net earnings (loss) per share:
Basic	21,739	22,064	21,725	22,115
Diluted	22,845	23,717	21,725	23,801

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	Unaudited	Unaudited	Unaudited	Unaudited
GAAP net income	$1,080	$730	$(1,833)	$1,503
Equity-based compensation expense included in cost of revenues	83	83	144	153
Equity-based compensation expense included in research and development, net	521	613	947	1,151
Equity-based compensation expense included in sales and marketing	194	178	325	330
Equity-based compensation expense included in general and administrative	461	537	828	1,030
Amortization of intangible assets	321	321	642	642
Amortization of deferred tax liability related to intangible assets	(80)	(85)	(160)	(170)
Non-GAAP net income	$2,580	$2,377	$893	$4,639

Weighted-average number of common stock used in computation of GAAP diluted net earnings per share (in thousands)	22,845	23,717	21,725	23,801

Weighted-average number of shares related to outstanding options, stock appreciation rights and restricted share units (in thousands)	509	406	1,444	379

Weighted-average number of common stock used in computation of non-GAAP diluted net earnings per share (in thousands)	23,354	24,123	23,169	24,180

GAAP diluted net earnings (loss) per share	$0.05	$0.03	$ (0.08)	$0.06
Equity-based compensation expense	0.06	0.07	0.10	0.11
Amortization of intangible assets	0.01	0.01	0.03	0.03
Amortization of deferred tax liability related to intangible assets	(0.01)	(0.01)	(0.01)	(0.01)

Non-GAAP diluted net earnings per share	$0.11	$0.10	$0.04	$0.19

DSP GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30,	December 31,
	2016	2015
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$17,808	$13,704
Restricted deposits	168	168
Marketable securities and short term deposits	22,784	18,070
Trade receivables, net	17,136	19,211
Inventories	12,850	11,453
Other accounts receivable and prepaid expenses	2,364	3,319
Total current assets	73,110	65,925

Property and equipment, net	3,956	3,764

Long term marketable securities and deposits	81,962	89,714
Severance pay fund	11,795	11,578
Deferred income taxes	1,001	1,311
Intangible assets, net	8,485	9,127
Investment in other companies	1,800	1,800
Long term prepaid expenses and lease deposits	1,240	743
	106,283	114,273
Total assets	$183,349	$183,962

Liabilities and Stockholders’ Equity
Current liabilities:
Trade payables	$12,910	$13,103
Other current liabilities	15,058	14,470
Total current liabilities	27,968	27,573

Accrued severance pay	11,948	11,703
Accrued pensions	727	892
Deferred income taxes	316	476
Total long term liabilities	12,991	13,071

Stockholders’ equity:
Common stock	22	22
Additional paid-in capital	363,267	361,023
Accumulated other comprehensive loss	(474)	(1,267)
Less – Cost of treasury stock	(123,749)	(125,697)
Accumulated deficit	(96,676)	(90,763)
Total stockholders’ equity	142,390	143,318
Total liabilities and stockholders’ equity	$183,349	$183,962